Supplement dated November 26, 2007 to Prospectus Supplement dated October 31, 2007 (To Prospectus dated October 31, 2007)

$ 1,122,721,300 (Approximate; subject to a permitted variance of plus or minus 5%)
Citigroup Mortgage Loan Trust 2007-10
Issuing Entity

Mortgage Pass-Through Certificates, Series 2007-10

Citigroup Mortgage Loan Trust Inc.
Depositor

Citigroup Global Markets Realty Corp.
Sponsor

Wells Fargo Bank, N.A.
Countrywide Home Loans Servicing LP
Citi Residential Lending Inc.
Servicers

CitiMortgage, Inc.
Master Servicer and Trust Administrator

Citibank, N.A.
Paying Agent, Certificate Registrar and Authenticating Agent

The following header is inserted above “General” on page S-66:

PennFed Financial Services, Inc.

The definition of “Bankruptcy Amount” is deleted in its entirety and replaced with the following:

“Bankruptcy Amount”: With respect to a collateral pool, the aggregate amount of Realized Losses which may be allocated in connection with Bankruptcy Losses on the related mortgage loans through subordination.  The Bankruptcy Amount for Collateral Pool 1 will initially be equal to approximately $100,000.  As of any date of determination, the Bankruptcy Amount for Collateral Pool 1 will equal $100,000 less the sum of any amounts allocated through subordination for such losses up to the date of determination.  The Bankruptcy Amount for Collateral Pool 2 will initially be equal to approximately $274,003.  As of any date of determination, the Bankruptcy Amount for Collateral Pool 2 will equal $274,003 less the sum of any amounts allocated through subordination for such losses up to the date of determination.  The Bankruptcy Amount for Collateral Pool 3 will initially be equal to approximately $132,935.  As of any date of determination, the Bankruptcy Amount for Collateral Pool 3 will equal $132,935 less the sum of any amounts allocated through subordination for such losses up to the date of determination.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the offered certificates or determined that this prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Attorney General of the State of New York has not passed on or endorsed the merits of this offering. Any representation to the contrary is unlawful.

Citi